Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-158662, 333-158660, 333-63678, 333-63676, 333-37636 and 333-50495 on Form S-8 of our reports dated February 25, 2013, relating to the consolidated financial statements of Crane Co. and subsidiaries (the “Company”), and the effectiveness of Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 25, 2013